Exhibit 99.2

Press Release

Acutus Medical Board Appoints John Sheridan as a New Director

New Board Appointment Brings Demonstrated Leadership in the Medical Device Industry

CARLSBAD, Calif., March 18, 2021 Acutus Medical (Nasdaq: AFIB) today announced the appointment of John Sheridan to the Company's board of directors effective March 17, 2021.

Since March 2019, Mr. Sheridan has been the President and Chief Executive Officer of Tandem Diabetes Care, Inc., a medical device company specializing in the design, development and commercialization of products for people with insulin-dependent diabetes.  He has been a member of Tandem’s Board of Directors since June 2019 and a member of the executive management team since 2013.

"John has an accomplished track record of growing medical device companies while consistently creating value for all stakeholders, including patients, providers, and shareholders," said Vince Burgess, President and CEO of Acutus Medical. “This expertise, coupled with his leadership of successful medical technology organizations, makes John a great addition to our Board of Directors."

"I look forward to working alongside my fellow Board members and company management to advance Acutus Medical’s mission to provide patient-focused solutions for the electrophysiology community," stated Mr. Sheridan. "I have spent my career bringing groundbreaking technologies to people in need of better therapeutic options and am excited to join Acutus’ board at a time of significant growth.”

Prior to joining Tandem Diabetes Care, Mr. Sheridan served as Chief Operating Officer of Rapiscan Systems, Inc., a provider of security equipment and systems, from March 2012 to February 2013. Mr. Sheridan served as Executive Vice President of Research and Development and Operations for Volcano Corporation, a medical technology company, from November 2004 to March 2010. From May 2002 to May 2004, Mr. Sheridan served as Executive Vice President of Operations at CardioNet, Inc., a medical technology company. From March 1998 to May 2002, he served as Vice President of Operations at Digirad Corporation, a medical imaging company.  Mr. Sheridan holds a B.S. in Chemistry from the University of West Florida and an M.B.A. from Boston University.

About Acutus Medical

Acutus Medical is an arrhythmia management company focused on improving the way cardiac arrhythmias are diagnosed and treated. Acutus is committed to advancing the field of electrophysiology with a unique array of products and technologies which will enable more physicians to treat more patients more efficiently and effectively. Through internal product development, acquisitions, and global partnerships, Acutus has established a global sales presence delivering a broad portfolio of highly differentiated electrophysiology products that provide its customers with a complete solution for catheter-based treatment of cardiac arrhythmias in each of its geographic markets. Founded in 2011, Acutus is based in Carlsbad, California.

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Investor Contact:

Caroline Corner

Westwicke ICR

D: 415-314-1725

Caroline.corner@westwicke.com

Holly Windler

M: 619-929-1275

media@acutusmedical.com